UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

July 3, 2018

American Superconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-19672	04-2959321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

114 East Main Street Ayer, Massachusetts		01432
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (978) 842-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry Into a Material Definitive Agreement.

On July 3, 2018, American Superconductor Corporation (together with its subsidiaries, the “Company” or “AMSC”) and its wholly-owned subsidiaries Suzhou AMSC Superconductor Co. Ltd. (“AMSC China”) and AMSC Austria GMBH (“AMSC Austria”) entered into a settlement agreement (the “Agreement”) with Sinovel Wind Group Co., Ltd. (“Sinovel”). The Agreement settles the litigation and arbitration proceedings between the Company and Sinovel listed on Schedule 2 of the Agreement (the “Proceedings”), and any other civil claims, counterclaims, causes of action, rights and obligations directly or indirectly relating to the subject matters of the Proceedings and the contracts between the Company and Sinovel listed on Schedules 1 and 4 of the Agreement (the “Contracts”), subject to the exception described in Section 1.1 of the Agreement.

Under the terms of the Agreement, Sinovel has agreed to pay AMSC China an aggregate cash amount in Renminbi (RMB) equivalent to $57.5 million, consisting of two installments. Sinovel paid the first installment of $32.5 million on July 4, 2018, and has agreed to pay the second installment of $25 million (the “Second Payment”) within ten (10) months after the U.S. District Court for the Western District of Wisconsin (the “District Court”) delivers the first sentence against Sinovel in the criminal case entitled United States v. Sinovel Wind Co., Ltd., Case Number 3:13-cr-00084-jdp. On July 6, 2018, the District Court delivered such sentence, and therefore the Second Payment is due by May 6, 2019 (the “Second Payment Due Date”). Mr. Wenyuan Wei, former Sinovel chairman and a current Sinovel shareholder, has delivered a letter of guarantee (the “Guarantee”) to the Company for the Second Payment should Sinovel fail to make such payment by the Second Payment Due Date.

In addition, pursuant to the terms of the Agreement, the Company and AMSC Austria have granted Sinovel a non-exclusive license for certain AMSC intellectual property to be used solely in Sinovel’s doubly fed wind turbines (the “License”). AMSC has agreed not to sue Sinovel, Sinovel’s power converter suppliers or Sinovel’s customers for use of the technology covered by the License. In the event that Sinovel or Mr. Wei does not make the Second Payment by the Second Payment Due Date, the Agreement provides that the License will terminate.

The Company and Sinovel have submitted withdrawal applications to terminate the Proceedings to the relevant Chinese courts and the Beijing Arbitration Commission. Subject to the Company and Sinovel complying with the terms of the Agreement, the Company and Sinovel have agreed not to re-institute any of the Proceedings. In addition, the Company and Sinovel have agreed to a mutual release and covenant not to sue covering all subject matters of the Proceedings and Contracts, effective upon the completion of the Second Payment.

The foregoing description of the Agreement and the Guarantee are subject to and qualified in their entirety by reference to the full text of the Agreement and Guarantee, respectively, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Settlement Agreement, entered into by the Company on July 3, 2018.

10.2	Letter of Guarantee, dated July 3, 2018.

Forward-Looking Statements

This Current Report contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include, but are not limited to, statements about anticipated payments from Sinovel; and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions. Such forward-looking statements represent management’s current expectations and are inherently uncertain. There are a number of important factors that could materially impact the value of our common stock or cause actual results to differ materially from those indicated by such forward-looking statements. These important factors include, but are not limited to: Sinovel may not make the Second Payment in the timeframe expected, or at all, and the guarantor may also fail to make the Second Payment; the relevant Chinese courts and the Beijing Arbitration Commission may not accept any re-filing by AMSC of any proceeding with Sinovel; and the important factors discussed under the caption “Risk Factors” in Part 1. Item 1A of our Form 10-K for the fiscal year ended March 31, 2018, and our other reports filed with the SEC. These important factors, among others, could cause actual results to differ materially from those indicated by forward-looking statements made herein and presented elsewhere by management from time to time. Any such forward-looking statements represent management’s estimates as of the date of this Current Report. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SUPERCONDUCTOR CORPORATION

Date: July 9, 2018	By:	/s/ John W. Kosiba, Jr.
John W. Kosiba, Jr. Senior Vice President and Chief Financial Officer